Exhibit 10.1
AGREEMENT
     THIS AGREEMENT (“Agreement”), dated as of September 17, 2008, is made by and among Sparton Corporation, an Ohio corporation (“Sparton”), Lawndale Capital Management, LLC, a limited liability company, Diamond A Partners, L.P., a California limited partnership and Diamond A Investors, L.P., a California limited partnership, (collectively, the “Lawndale Parties”). From time to time in this Agreement, Sparton and the Lawndale Parties are referred to individually as a “Party” and together as the “Parties.”
     WHEREAS, the Lawndale Parties are the beneficial owners of shares of common stock, $1.25 par value per share, of Sparton (the “Common Stock”) totaling, in the aggregate, 967,536 shares, or approximately 9.9% of the Common Stock issued and outstanding; and
     WHEREAS, Sparton and the Lawndale Parties have agreed that it is in their mutual interests to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:
     1. Representations and Warranties of the Lawndale Parties. Each of the Lawndale Parties represents and warrants to Sparton that (a) this Agreement has been duly authorized, executed and delivered by such Lawndale Party, and is a valid and binding obligation of such Lawndale Party, enforceable against such Lawndale Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of such Lawndale Party or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, the organizational documents of such Lawndale Party as currently in effect, or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which such Lawndale Party is a party or bound or to which its or its property is subject; and (c) as of the date of this Agreement, the Lawndale Parties beneficially own in the aggregate 967,536 shares of Common Stock.
     2. Representations and Warranties of Sparton. Sparton hereby represents and warrants to the Lawndale Parties that (a) this Agreement has been duly authorized, executed and delivered by Sparton, and is a valid and binding obligation of Sparton, enforceable against Sparton in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of Sparton or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, Sparton’s Amended and Restated

Articles of Incorporation, Amended Code of Regulations or Amended Bylaws, or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which Sparton is a party or bound or to which its or its property is subject.
     3. Directorships.
          (a) Prior to the time that Sparton mails its definitive proxy statement for its 2008 annual meeting of shareholders, but in any event no later than 14 days from the date hereof, Sparton shall increase the size of its board of directors (the “Board”) from nine directors to eleven and appoint Mr. Joseph J. Hartnett and Mr. James R. Swartwout (the “New Appointees”).
          (b) Mr. Hartnett will be appointed as part of the class having a term expiring at Sparton’s 2008 annual meeting of shareholders (the “2008 Appointee”) and Mr. Swartwout will be appointed as part of the class having a term expiring at Sparton’s 2009 annual meeting of shareholders (the “2009 Appointee”).
          (c) Sparton agrees that the Board will:
               (1) nominate the 2008 Appointee and the 2009 Appointee as directors at the 2008 and 2009 annual meeting of shareholders, respectively (other than in the case of such person’s refusal to serve or if such person has committed an act that would be grounds for removal from the Board for cause in which case the Lawndale Parties will have the right to designate and substitute a person or persons subject to evaluation and determination by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) in good faith after exercising its fiduciary duties that such candidate has business experience in such areas as would reasonably be expected to enhance the Board, consistent with Sparton’s guidelines relating to director qualifications and Board composition), together with the other persons included in Sparton’s slate of nominees for director, as a director of Sparton, with a term expiring at Sparton’s 2011 and 2012 annual meeting of shareholders, respectively;
               (2) recommend that the shareholders of Sparton vote to elect the 2008 Appointee and the 2009 Appointee as directors of Sparton at the 2008 and 2009 annual meetings of shareholders, respectively;
               (3) use all reasonable efforts consistent with the efforts used to obtain proxies for the other candidates nominated by the Board to obtain proxies in favor of the election of the 2008 Appointee and 2009 Appointee at the 2008 and 2009 annual meeting of shareholders, respectively;
               (4) Sparton shall ensure that for all times that either the 2008 Appointee or 2009 Appointee remains in office that one of such appointees will serve on the Executive Committee of Sparton (or any substitute therefor); and
               (5) if, on the date of Sparton’s 2008 annual meeting of shareholders, Sparton does not have a new Chief Executive Officer, then Sparton shall ensure that, for all times after the date of such annual meeting, either the 2008 Appointee or 2009 Appointee will serve on the Board’s CEO search committee.
          Sparton agrees that during the term of this Agreement if a New Appointee resigns as a director or is removed for cause as a director, the Lawndale Parties will have the right to designate and substitute a person or persons for appointment to the Board as a replacement director, subject to evaluation and determination by the Nominating Committee using the standards described in Section 3(c)(1).
          (d) Sparton agrees that by no later than the conclusion of the 2009 annual meeting of shareholders, Sparton shall decrease the size of the Board from eleven to ten directors and will cause a director other than the 2008 Appointee and the 2009 Appointee to resign or not stand for re-election to affect such decrease.
          (e) Each of the New Appointees, upon appointment or election to the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are generally applicable to nonemployee directors of Sparton.
     4. Standstill Restrictions. Subject to applicable law, including Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Lawndale Parties shall not, and shall cause their respective officers, directors, employees and agents not to, in any manner, directly or indirectly:
          (a) solicit (as such term is used in the proxy rules of the SEC) proxies or written consents of shareholders, or conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act, but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation,” to vote any shares of Common Stock with respect to any matter, or become a “participant” in any “contested solicitation” for the election of directors with respect to Sparton (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of all of Sparton’s nominees;
          (b) purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of, any Common Stock or other securities issued by Sparton, if in any such case, immediately after the taking of such action the Lawndale Parties, together with their respective affiliates, would, in the aggregate, beneficially own more than 9.9% of the then outstanding shares of Common Stock;
          (c) make or be the proponent of any shareholder proposal, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise;
          (d) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a group comprised solely of the Lawndale Parties);
          (e) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Lawndale Parties;

          (f) execute any written consent as a shareholder with respect to Sparton or its Common Stock, except as set forth herein;
          (g) otherwise act, alone or in concert with others, to (i) make any public statement critical of Sparton, its directors or management or (ii) control or seek to control the Board, other than through non-public communications with the officers and directors of Sparton (which may, but need not, be at a meeting of the Board); provided, however, that subject to complying with Section 4(a) of this Agreement, the foregoing shall not prohibit the Lawndale Parties from making public statements (including statements contemplated by Rule 14a-1(l)(2)(iv) under the Exchange Act) or engaging in discussions with other stockholders with respect to (i) any transaction that has been publicly announced by Sparton or any third party involving a recapitalization of Sparton, an acquisition, disposition or sale of assets or a business by Sparton with respect to a transaction or series of transactions, or a change of control of Sparton or (ii) any matter for which Sparton seeks or is required to seek the approval of Sparton shareholders;
          (h) seek, alone or in concert with others, (i) to call a meeting of shareholders, (ii) representation on the Board, except as set forth herein, or (iii) the removal of any member of the Board;
          (i) make any proposal regarding any of the foregoing;
          (j) publicly disclose any request to amend, waive or terminate any provision of this Agreement; or
          (k) take or seek to take, or cause or seek to cause others to take, directly or indirectly, any action inconsistent with any of the foregoing.
     5. Actions by the Lawndale Parties.
          (a) At the 2008 and 2009 annual meetings of Sparton’s shareholders, the Lawndale Parties shall vote, and cause their respective officers, directors, employees and agents to vote, all of the shares of Common Stock beneficially owned by him or them for each of Sparton’s nominees for election to the Board and for the ratification of the appointment of Sparton’s independent auditors.
          (b) (1) Upon the execution of this Agreement by the Parties, no further action will be taken by the Lawndale Parties with respect to the letters from Lawndale Capital, LLC and Diamond A Partners, L.P., each dated August 22, 2008, recommending the nomination of candidates for positions on the Board and notifying Sparton that, absent such nomination, of its intent to itself nominate such candidates to the Board (collectively, the “Nomination Letters”) and such Nomination Letters will be stayed.
               (2) Upon appointment of the New Appointees as directors of Sparton and the selection by the Board of the 2008 Appointee as one of Sparton’s nominees for election at the 2008 annual meeting of shareholders in accordance with Section 3(c) of this Agreement, the Nomination Letters will each, without any further action necessary on the part of any person, be automatically and irrevocably withdrawn.
     6. Termination. This Agreement will be terminated and the obligations of the Parties under this Agreement shall cease:

          (a) at the option of Sparton upon the earlier of (i) a material breach by any of the Lawndale Parties of any obligation hereunder which has not been cured within 14 days after receiving notice of such breach from Sparton, (ii) the Lawndale Parties having, in the aggregate, beneficial ownership of less than five percent of the outstanding shares of Common Stock; or (iii) any person becoming the beneficial owner of more than 50% of Sparton’s voting stock, including by merger, acquisition, tender offer, exchange offer or other type of business combination;
          (b) at the option of the Lawndale Parties upon the earlier of (i) a material breach by Sparton of any obligation hereunder which has not been cured within 14 days after receiving notice of such breach from the Lawndale Parties, (ii) (A) the public announcement by Sparton of its intention to enter into a definitive agreement to transfer all or substantially all of the assets of Sparton or more than 50% of the voting power of Sparton, whether by merger, acquisition, tender offer, exchange offer or other type of business combination or (B) any person publicly announcing their intent to become the beneficial owner of more than 50% of Sparton’s voting stock, including any merger, acquisition, tender offer, exchange offer or other type of business combination, (iii) Sparton’s failure to list its Common Stock on the New York Stock Exchange or the Nasdaq Stock Market or (iv) at any time on or after the day immediately following the date of Sparton’s 2009 annual meeting of shareholders (the “Termination Date”); provided, however, that the Termination Date shall be the 90th day before Sparton’s 2009 annual meeting of shareholders (the “Target Date”) if, as of such date, any of the following is not true:
               (1) Sparton has a Chief Executive Officer who was not employed by Sparton at any time prior to April 2006;
               (2) the average closing price per share of Sparton’s Common Stock for the 40 trading days when at least one round lot of Sparton Common Stock has been traded that immediately precede and end on the Target Date exceeds the greater of (i) $4.00 or (ii) 50% of Sparton’s total book value per share as of the last day of the most recently completed fiscal quarter as reported and filed with the SEC in a quarterly filing on Form 10-Q or annual report on Form 10-K, as applicable, in each case subject to appropriate adjustment in the event of a stock split, stock dividend or similar event (for the avoidance of doubt, the total book value per share as such term is used in this Section 6(b)(2) would be $8.57 based on stockholders equity of $84,071,556 and shares outstanding of 9,811,507 as disclosed in Sparton’s Quarterly Report on Form 10-Q for the period ended March 31, 2008); and
               (3) Sparton has delivered to the Lawndale Parties notice that it intends to nominate the 2009 Appointee as a director at the 2009 annual meeting of shareholders; or
          (c) at any time, upon the written consent of all of the Parties.
     7. Public Announcement. Sparton and the Lawndale Parties shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the press release is issued.
     8. Nonpublic Information.
          (a) In connection with discussions between the Lawndale Parties and their representatives and Sparton and its representatives, or otherwise during the term of this

Agreement, the Lawndale Parties or their representatives may obtain information about Sparton or its securities that is confidential. Each of the Lawndale Parties agrees, as set forth below, to treat confidentially all such information (whether written or oral and whether or not identified as confidential) furnished to or otherwise obtained by such Lawndale Party or his or its representatives from Sparton or on its behalf together with those portions of analyses, summaries, notes or other documents prepared by a Lawndale Party or any of their representatives which contain or otherwise reflect such information (herein collectively referred to as the “Confidential Information”). Each Lawndale Party agrees that, except with Sparton’s prior written consent, neither such party nor such party’s representatives will disclose any Confidential Information to any other person or use any of the Confidential Information for any purpose other than on Sparton’s behalf. For purposes of this Agreement, the phrase “Confidential Information” shall not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by a Lawndale Party or his or its representatives, (ii) was lawfully available to the Lawndale Parties on a nonconfidential basis prior to its disclosure to the Lawndale Parties or their representatives by Sparton or on its behalf or (iii) lawfully becomes available to the Lawndale Parties on a nonconfidential basis from a source other than Sparton or Sparton’s representatives or agents, provided that such source is not bound by a confidentiality agreement with Sparton of which the Lawndale Parties have been made aware. Sparton has no obligation to furnish Confidential Information to the Lawndale Parties or their representatives by virtue of this Agreement.
          (b) In connection with this Agreement and the Lawndale Parties’ ongoing relationship with Sparton, there may be instances in which material nonpublic information concerning Sparton will be divulged to the Lawndale Parties by Sparton or its representatives or agents. Each of the Lawndale Parties expressly acknowledges, on behalf of himself or itself and his or its representatives and agents, that Federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     9. Remedies.
          (a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or Federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.
          (b) In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.
     10. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a party by notice to the other parties in accordance with this Section) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, (b) if mailed by certified or registered first-class mail, three business days after the date of mailing, or (c) if sent by recognized overnight courier, one day after the date of sending.
If to Sparton:
Sparton Corporation
2400 East Ganson Street
Jackson, Michigan 49202
Attention: President & Chief Executive Officer
Telephone: 517-787-8600
Facsimile: 517-787-1822
with a copy to:
Dykema Gossett PLLC
39577 Woodward Avenue, Suite 300
Bloomfield Hills, Michigan 48304
Attention: Douglas S. Parker
Telephone: 248-203-0703
Facsimile: 248-203-0763
and with a copy to:
Marcoux, Allen, Schomer, Bower, Nichols, Kendall & Lindsey, P.C.
145 South Jackson Street
Jackson, Michigan 49204
Attention: Robert T. Kendall III
Telephone: 517-787-4100
Facsimile: 517-787-9455
If to the Lawndale Parties:
Lawndale Capital Management, LLC
591 Redwood Highway #2345
Mill Valley, California 94941
Attention: Andrew Shapiro, Managing Member
Telephone: 415-389-8258
Facsimile: 415-389-0180
with a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: David J. Berger, Esq.
                Bradley L. Finkelstein, Esq.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.
     12. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     13. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.
     15. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     16. Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.
     17. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.
     18. Further Action. Each Party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.
     19. Consent to Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal court in the federal district encompassing Cleveland, Ohio or state court sitting in the State of Ohio in any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.
     20. Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury and any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Party hereto in negotiation, administration, performance or enforcement hereof.
     21. Expenses. Each Party will pay such Party’s own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions contemplated by this Agreement and all things required to be done in connection with this Agreement.
[Signatures are on the following page.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Sparton Corporation		Lawndale Capital Management, LLC

By:	/s/ Richard Langley	By:	/s/ Andrew Shapiro

Name:	Richard Langley	Name:	Andrew Shapiro

Title:	President	Title:	Managing Member

Diamond A Partners, L.P.

By:	Lawndale Capital Management, LLC
Its:	General Partner

	By:	/s/ Andrew Shapiro

	Name:	Andrew Shapiro

	Title:	Managing Member

Diamond A Investors, L.P.

By:	Lawndale Capital Management, LLC
Its:	General Partner

	By:	/s/ Andrew Shapiro

	Name:	Andrew Shapiro

	Title:	Managing Member